Exhibit 10.1


                              FIRST AMENDMENT TO THE
                  HANNAFORD SOUTHEAST SAVINGS AND INVESTMENT PLAN


     The Hannaford Southeast Savings and Investment Plan, formerly the Boney Wilson & Sons, Inc. Retirement Savings Plan (the "Plan"), was last amended and restated effective generally July 1, 1995. The Plan is hereby further amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2.  Section 3.1 is hereby amended to read as follows:

         "3.1 DATE OF PARTICIPATION. Each Employee who is a Participant on the Effective Date shall continue to participate in the Plan in accordance with its terms. Each Employee who is in the employ of an Employer on the Effective Date and who meets the requirements of Section 3.2 on or before June 30, 1995, shall be eligible to participate in the Plan as of the Effective Date. Except as hereinafter provided, each other Employee who thereafter meets the requirements of Section 3.2 shall be eligible to participate in the Plan as of the first day of the second (or any subsequent) calendar month following the calendar month in which he or she meets such requirements, provided he or she is still in the employ of an Employer on such date. Effective November 1, 1995, each Employee who first becomes an Employee before November 1, 1995, and who was previously employed by Farm Fresh, Inc. immediately prior to becoming an Employee shall be eligible to participate in the Plan as of the later of November 1, 1995, or the first day of the second (or any subsequent) calendar month following the calendar month in which he or she meets the requirements of
 Section 3.2, provided he or she is still in the employ of an Employer on such date. For purposes of determining whether such Employee has completed a Year of Participation Service, his or her service with Farm Fresh, Inc. shall be taken into account."

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     3.  Section 8.4 is hereby amended by adding a new paragraph at the end thereof to read as follows:

         "Notwithstanding the foregoing provisions of this Section to the contrary, the portion of the Discretionary Contribution for the 1995 Plan Year designated by the Administrative Committee as "adjustment amount" shall be allocated as of September 30, 1995, to the Accounts of those Participants whose June 30, 1995, Account balances included an investment in the 1994 Guaranteed Interest Account maturing on December 31, 1998, under Group Annuity Contract #4-07124, issued by The Principal Financial Group ("GIA"). Such allocation shall be in proportion to each such Participant's investment in the GIA and shall reflect the market value adjustment charged to the Participant's Account as a result of termination of the GIA prior to December 31, 1998. For purposes of this paragraph, the term "Participant" shall include any Former Participant whose June 30, 1995, Account balance included an investment in the GIA."

      4. Except as otherwise provided herein, this Amendment shall be effective July 1, 1995.